Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S 3 (No. 333-200914) and Forms S-8 (No. 333-107643, No. 333-174352, No. 333-172597) of Endurance Specialty Holdings Ltd. of our report dated February 25, 2015 relating to the financial statements, financial statement schedules, and the effectiveness of internal control over financial reporting of Montpelier Re Holdings Ltd. which is incorporated by reference in this Current Report on Form 8 K/A of Endurance Specialty Holdings Ltd.

/s/ PricewaterhouseCoopers Ltd.

Hamilton, Bermuda

November 17, 2015